UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

HOSTESS BRANDS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOSTESS BRANDS, INC,

SUPPLEMENT TO THE PROXY STATEMENT

MAY 22, 2020

On April 24, 2020, Hostess Brands, Inc. filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission relating to its Annual Meeting of Stockholders to be held on June 4, 2020. This Supplement should be read in conjunction with the Proxy Statement.

The Proxy Statement incorrectly stated the vote required for the approval of Proposal 2, the Amendment of Our Second Amended and Restated Certificate of Incorporation to Eliminate the Supermajority Requirement for Amendments Thereto (the “Supermajority Voting Elimination Proposal”).

The section captioned “Required Vote” on page 22 of the Proxy Statement is hereby amended and restated as follows:

“Required Vote

The approval of the Supermajority Voting Elimination Proposal requires the affirmative vote of two-thirds of the voting power of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class. Unless marked to the contrary, proxies received will be voted “FOR” the Supermajority Voting Elimination Proposal.”

All other references to the vote required for approval of the Supermajority Voting Elimination Proposal in the Proxy Statement, including under “Votes Required for Each Proposal” on page 4 thereof and “Broker Non-Votes and Abstentions” on page 5 thereof, are also hereby amended to provide that such approval requires the affirmative vote of two-thirds of the voting power of all outstanding shares of Class A common stock and Class B common stock, voting together as a single class.

Except as revised by the information contained herein, this supplement does not revise or update any of the other information set forth in the Proxy Statement. This supplement should be read in conjunction with the Proxy Statement. From and after the date of this supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

This Supplement has been filed with the Securities and Exchange Commission and first made available to stockholders on May 22, 2020.